Exhibit (b)

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

JOYY Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate		Amount of Filing Fee
Fees to Be Paid	$432,232,000(1)	0.01102	%(2)	$47,631.97(2)
Fees Previously Paid	—			—
Total Transaction Valuation	$432,232,000
Total Fees Due for Filing				$47,631.97(2)
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$47,631.97(2)

(1)	Calculated solely for purposes of determining the filing fee. The repurchase price of the 0.750% Convertible Senior Notes due 2025 (the “2025 Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding, with accrued and unpaid interest on the 2025 Notes of nil on June 15, 2023. As of April 17, 2023, there was US$432,232,000 aggregate principal amount of 2025 Notes outstanding, resulting in an aggregate maximum purchase price of US$432,232,000.

(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals US$110.20 for each US$1,000,000 of the value of the transaction.